Exhibit 3.1

Form 426 (Revised 05/11)
Return in duplicate to: Secretary of State
P.O. Box 13697
Austin, TX 78711-3697
512 463-5555
FAX: 512/463-5709
Filing Fee: $15

Resolution Relating to a Series of Shares

Entity Information

The name of the corporation is: Calpian, Inc.
State the name of the entity as currently shown in the records of the secretary of state.
The file number issued to the filing entity by the secretary of state is: 800661948

Copy of Resolution (Please check only one box.)

☐    A copy of a resolution establishing and designating a series of shares is attached.
☒    A copy of a resolution increasing or decreasing the number of shares in an established series is attached.
☐    A copy of a resolution deleting an established series is attached.
☐    A copy of a resolution amending an established series is attached.

Adoption of Resolution

The resolution was adopted by all necessary action on the part of the corporation on: May 20, 2016
Effectiveness of Filing (Select either A, B, or C.)
A. ☒ This document becomes effective when the document is filed by the secretary of state.
B. ☐  This document becomes effective at a later date, which is not more than ninety (90) days from the date of signing. The delayed effective date is: Form 426 4
C. ☐  This document takes effect upon the occurrence of a future event or fact, other than thepassage of time. The 90th day after the date of signing is: ______________________
The following event or fact will cause the document to take effect in the manner described below:

Execution

The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument.

Date: June 6, 2016	By:	/s/ Harold Montgomery
Harold Montgomery Chief Executive Officer

Exhibit 3.1

Series D Preferred Offering

RESOLVED, that the Board hereby authorizes and approves the increase in shares designated under that certain Certificate of Designation (“COD”) of the Series D Convertible Preferred Stock filed with the State of Texas on December 17, 2015 from 2,000 shares to 2,200 shares; and it is further

RESOLVED, that the form, terms and provisions of the Amendment to the COD attached hereto as Exhibit E (the “Amendment”) be, and the same hereby is, authorized and approved in all respects, and that the Corporation is hereby authorized to perform its obligations under the Amendment, and that the Corporation’s CEO, be, and hereby is, authorized, in the name and on behalf of the Corporation and under its corporate seal or otherwise, to execute and deliver the Amendment and any ancillary documents contemplated thereby, with such changes therein as the officer executing the same shall approve, such approval to be conclusively evidenced by his execution thereof; and be it further